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   PROSPECTUS SUPPLEMENT                           RULE 424(b)(3)
   (TO PROSPECTUS DATED SEPTEMBER 4, 1998)         REGISTRATION NO. 333-61469


                       EOP OPERATING LIMITED PARTNERSHIP

                               OFFER TO EXCHANGE

$100,000 6.375% NOTES DUE 2003 FOR ANY AND ALL OUTSTANDING 6.375% NOTES DUE 2003 $250,000,000 6.50% NOTES DUE 2004 FOR ANY AND ALL OUTSTANDING 6.50% NOTES
  DUE 2004
$300,000,000 6.763% NOTES DUE 2007 FOR ANY AND ALL OUTSTANDING 6.763% NOTES
  DUE 2007
$100,000 6.750% NOTES DUE 2008 FOR ANY AND ALL OUTSTANDING 6.750% NOTES
  DUE 2008
$345,000 6.376% MANDATORY PAR PUT REMARKETED SECURITIES(sm) due 2012
FOR ANY AND ALL OUTSTANDING 6.376% MANDATORY PAR PUT REMARKETED SECURITIES(sm)
  DUE 2012
$225,000,000 7.25% NOTES DUE 2028 FOR ANY AND ALL OUTSTANDING 7.25% NOTES
  DUE 2028
300,000 DEBT WARRANTS TO PURCHASE $300,000,000 6.763% NOTES DUE 2008
FOR ANY AND ALL OUTSTANDING DEBT WARRANTS TO PURCHASE $300,000,000 6.763%
NOTES DUE 2008

                        --------------------------------

        EOP Operating Limited Partnership, a Delaware limited partnership(the "Company"), upon the terms and subject to the conditions set forth in the Prospectus dated September 4, 1998 (the "Prospectus") and accompanying letter of transmittal (the "Letter of Transmittal") (which together with this Prospectus Supplement constitute the "Exchange Offer"), hereby extends its offer to exchange its outstanding 6.375% Notes due 2003 (the "2003 Notes"), 6.50% Notes due 2004 (the "2004 Notes"), 6.763% Notes due 2007 (the "2007 Notes"), 6.750%
Notes due 2008 (the "2008 Notes"), 6.376%, Mandatory Par Put Remarketed Securities (sm) due 2012 (the"MOPPRS sm"), 7.25% Notes due 2028 (the "2028 Notes" and collectively with the 2003 Notes, the 2004 Notes, the 2007 Notes, the 2008 Notes and the MOPPRS, the "Private Notes"), and Debt Warrants (the "Private Warrants") to Purchase $300,000,000 6.763% Notes due 2008, which are not freely transferable, for the 6.375% Notes due 2003, 6.50% Notes due 2004, 6.763% Notes due 2007, 6.750% Notes due 2008, 6.376% MOPPRS due 2012, 7.25% Notes due 2028
(collectively, the "Exchange Notes"), and Debt Warrants to Purchase 6.763% Notes due 2008 (the "Exchange Warrants") offered hereby, which will be subject to fewer restrictions on transfer.

        As of 5:00 p.m. E.D.T. on October 13, 1998, approximately $100,000 aggregate principal amount of the 2003 Notes, approximately $250 million aggregate principal amount of the 2004 Notes, approximately $300 million aggregate principal amount of the 2007 Notes, approximately $100,000 aggregate principal amount of the 2008 Notes, approximately $345,000 aggregate principal amount of the MOPPRS, approximately $221 million aggregate principal amount of the 2028 Notes, and approximately 250,000 of the Private Warrants had been tendered for exchange for Exchange Notes and Exchange Warrants, as applicable, with the Exchange Agent. Unless otherwise defined herein, capitalized terms in this Prospectus Supplement have the same meaning as in the Prospectus. The amended terms of the Exchange Offer set forth below supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.

        THE EXCHANGE OFFER HAS BEEN EXTENDED FOR SEVEN (7) ADDITIONAL DAYS AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, TUESDAY, OCTOBER 20, 1998, OR SUCH LATER DATE AND TIME TO WHICH IT IS EXTENDED (the "EXPIRATION DATE").

October 13, 1998